CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders

Wells Fargo Funds Trust

We hereby consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information for the Wells Fargo Advantage Dynamic Target Today Fund, Wells Fargo Advantage Dynamic Target 2015 Fund, Wells Fargo Advantage Dynamic Target 2020 Fund, Wells Fargo Advantage Dynamic Target 2025 Fund, Wells Fargo Advantage Dynamic Target 2030 Fund, Wells Fargo Advantage Dynamic Target 2035 Fund, Wells Fargo Advantage Dynamic Target 2040 Fund, Wells Fargo Advantage Dynamic Target 2045 Fund, Wells Fargo Advantage Dynamic Target 2050 Fund, Wells Fargo Advantage Dynamic Target 2055 Fund, and Wells Fargo Advantage Dynamic Target 2060 Fund (collectively referred to as the Wells Fargo Advantage Dynamic Target Date Funds), eleven of the funds comprising the Wells Fargo Funds Trust.

/s/ KPMG

Boston, Massachusetts

June 30, 2015